Exhibit 99.1

InSite Vision Reports Second Quarter 2011 Financial Results

— Equity Financing Designed to Enable Achievement of Important Clinical Milestones in 18 Months —

Alameda, Calif., August 2, 2011 – InSite Vision Incorporated (OTCBB: INSV) today reported financial results for the second quarter ended June 30, 2011. Total revenue for the second quarter of 2011 was $3.1 million with a net loss of $2.8 million. InSite Vision had cash, cash equivalents and short-term investments of $12.1 million as of June 30, 2011, reflecting cash usage of $1.7 million in the second quarter 2011. The Company completed an equity financing for a net amount of approximately $20.2 million in July 2011.

“With our recent equity financing, we plan to take each of our three Phase 3 product candidates, AzaSite Plus, DexaSite and ISV-303, as well as our Phase 1/2 product candidate, ISV-101, to their next clinical milestones within the next 18 months. The second half of next year will be a very exciting time for InSite Vision.” said Timothy Ruane, InSite’s Chief Executive Officer. “Further, we are committed to executing our plan, carefully managing our cash usage, actively engaging in the improvement of our listing status, protecting our intellectual property position and fostering our early-stage product pipeline.”

Corporate and Commercial Highlights

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AzaSite® (azithromycin ophthalmic solution) 1%, royalties increased by ten percent over the second quarter of 2010. AzaSite is marketed by Merck & Co. in the United States for the treatment of bacterial conjunctivitis

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Besivance® (besifloxacin ophthalmic suspension) 0.6%, marketed by Bausch & Lomb for the treatment of bacterial conjunctivitis, saw significant increases in both prescription and revenue amounts compared to the second quarter 2010. InSite Vision recorded approximately $0.2 million of Besivance royalty revenue in the second quarter of 2011.

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In May 2011, InSite Vision obtained a Special Protocol Assessment from the U.S. Food and Drug Administration (FDA) for the DOUBle Phase 3 Clinical Trial of AzaSite Plus™ and DexaSite™. The DOUBle (Dual Ophthalmic agents Used in Blepharitis) study will seek to enroll 900 patients suffering from moderate-to-severe blepharitis in a four-arm trial designed to evaluate both product candidates simultaneously. InSite Vision also launched a new website, http://www.AzaSitePlus.com to provide interested parties with a central location for all clinical and regulatory updates.

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The Company successfully manufactured total drug supplies for the DOUBle Phase 3 clinical trial in May at a contract manufacturer. The drug supplies were released in July and are ready to ship to study sites for the start of the clinical trial.

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InSite Vision joined Merck and Pfizer Inc. in filing a patent infringement lawsuit against Sandoz Inc. In April 2011, InSite received notification that Sandoz filed an Abbreviated New Drug Application (ANDA) with the (FDA) seeking to market a generic version of AzaSite before expiration of the patents covering AzaSite and its use.

Second Quarter 2011 Results Summary

Royalty revenues increased by $0.4 million to $2.9 million for the second quarter 2011 compared to the second quarter 2010. Royalties were primarily from Merck (formerly Inspire Pharmaceuticals prior to its acquisition by Merck on May 16, 2011) for net sales of AzaSite. The increase in royalties was driven by a 10 percent growth in AzaSite net sales over the second quarter of 2010. The royalty revenues also increased due to royalties from net product sales of Besivance.

Research and development expenses for the second quarter 2011 were $1.4 million compared to $1.0 million in the second quarter 2010. The increase was primarily related to Phase 1/2 clinical trial costs for ISV-303 and costs to prepare for the new DOUBle AzaSite Plus™/DexaSite™ Phase 3 clinical trial. General and administrative expenses for the second quarter 2011 were $1.5 million compared to $1.0 million in the second quarter 2010. The increase was primarily related to higher personnel-related costs due to a slight increase in headcount and higher legal expenses pertaining to patent litigation.

Net loss for the second quarter 2011 was $2.8 million, or $0.03 per share, compared to a net loss of $2.4 million, or $0.03 per share, in the second quarter 2010.

Conference Call Today

InSite Vision will host a conference call today beginning at 8:30 a.m. Eastern Time/5:30 a.m. Pacific Time to discuss the company’s second quarter results.

Analysts and investors can listen to the conference call by dialing 877-407-8035 for domestic callers and 201-689-8035 for international callers. A telephone replay will be available following the conclusion of the call by dialing 877-660-6853 for domestic callers and 201-678-7415 for international callers. All callers will need to enter the account number 286 and conference ID 376324.

The live conference call will also be webcast and available on the Investor Relations page of the company’s website at http://www.insitevision.com. A copy of this press release will be furnished to the Securities and Exchange Commission on a Form 8-K and posted on the company’s website prior to the call.

About InSite Vision

InSite Vision is advancing new and superior ophthalmologic products for unmet eye care needs. The company’s product portfolio utilizes InSite Vision’s proven DuraSite® bioadhesive polymer core technology, an innovative platform that extends the duration of drug retention on the surface of the eye, thereby reducing frequency of treatment and improving the efficacy of topically delivered drugs. The DuraSite platform is currently leveraged in two commercial products for the treatment of bacterial eye infections, AzaSite® (azithromycin ophthalmic solution) 1%, marketed in the U.S. by Merck, and Besivance (besifloxacin ophthalmic suspension) 0.6%, marketed by Bausch & Lomb and their partner Pfizer Inc. InSite Vision’s clinical-stage ophthalmic product pipeline includes AzaSite Plus™ (ISV-502) and DexaSite™ (ISV-305) for the treatment of eye infections, ISV-303 for pain and swelling associated with ocular surgery, and ISV-101 for the treatment of dry eye disease. For further information on InSite Vision, please visit www.insitevision.com.

Forward-Looking Statements

This news release contains certain statements of a forward-looking nature relating to future events, including InSite’s clinical plans for its Phase 3 product candidates and Phase 1/2 product candidate and the timing thereof, InSite’s strategic plans; InSite’s prospects in the second half of fiscal 2012, the benefits of and prospects for InSite’s product candidates, including the statements in the quote from our Chief Executive Officer set forth above. Such statements entail a number of risks and uncertainties, including but not limited to: InSite’s ability to effectively design and conduct clinical trials for its product candidates and the results thereof; InSite’s reliance on third parties for the commercialization of its products including Merck, Bausch & Lomb and Pfizer; the ability of InSite to enter into corporate collaborations for its product candidates; its ability to adequately protect its intellectual property and to be free to operate with regard to the intellectual property of others and determinations of the U.S. Patent and Trademark Office regarding same, InSite’s ability to expand its product candidates and advance them through the clinic; InSite’s ability to effectively and on a timely basis enroll patients into its clinical trials and acquire materials used in its clinical trials; InSite’s ability to compete effectively, either alone or through its partners, with other companies offering competing products or treatments; InSite’s ability to maintain and develop additional collaborations and commercial agreements with corporate partners, including those with respect to AzaSite; and determinations by the U.S. Food and Drug Administration. Reference is made to the discussion of these and other risk factors detailed in InSite Vision’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K and its quarterly reports on Form 10-Q, under the caption “Risk Factors” and elsewhere in such reports. Any forward-looking statements or projections are based on the limited information currently available to InSite Vision, which is subject to change. Although any such forward-looking statements or projections and the factors influencing them will likely change, InSite Vision undertakes no obligation to update the information. Such information speaks only as of the date of its release. Actual events or results could differ materially and one should not assume that the information provided in this release is still valid at any later date.

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Contact Information

InSite Vision

Louis Drapeau, Chief Financial Officer

510.747.1220

mail@insite.com

Media and Investor inquiries

BCC Partners

Michelle Corral

415.794.8662

Karen L. Bergman

650.575.1509

InSite Vision Incorporated

Condensed Consolidated Statements of Operations

For the Three and Six Months Ended June 30, 2011 and 2010

(in thousands, except per share amounts; unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010
Revenues	$3,069	$2,470	$6,179	$4,752

Expenses:
Research and development	1,404	1,039	2,570	2,183
General and administrative	1,509	984	2,752	2,204
Cost of revenues, principally royalties to third parties	368	336	945	639

Total expenses	3,281	2,359	6,267	5,026

Income (loss) from operations	(212)	111	(88)	(274)
Interest expense and other, net	(2,561)	(2,561)	(5,125)	(5,115)

Net loss	$(2,773)	$(2,450)	$(5,213)	$(5,389)

Net loss per share:
Basic	$(0.03)	$(0.03)	$(0.05)	$(0.06)

Diluted	$(0.03)	$(0.03)	$(0.05)	$(0.06)

Weighted average shares used in per-share calculation:

Basic	94,823	94,769	94,823	94,759

Diluted	94,823	94,769	94,823	94,759

Condensed Consolidated Balance Sheets At June 30, 2011 and December 31, 2010 (in thousands; unaudited)

			June 30,	December 31,
			2011	2010
Assets:
Cash, cash equivalents and short-term investments			$12,112	$16,468
Receivables, prepaid expenses and other current assets			2,908	3,367
Property and equipment, net			237	247
Debt issuance costs, net			3,296	3,504

Total assets			$18,553	$23,586

Liabilities and stockholders’ deficit:
Accounts payable and accrued expenses			$2,529	$2,355
Accrued interest			3,116	3,376
Deferred revenue			75	75
Long-term secured notes payable			60,000	60,000
Stockholders’ deficit			(47,167)	(42,220)

Total liabilities and stockholders’ deficit			$18,553	$23,586